Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference on Form S-8 of Energy Services of America Corporation of our report dated December 20, 2010, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2010.

ARNETT & FOSTER, P.L.L.C.

/s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia
November 17, 2011